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                                                                    EXHIBIT 1.02


                                5,000,000 SHARES

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                  COMMON STOCK

                           SELECTED DEALER AGREEMENT


                                                         St. Petersburg, Florida
                                                             __________ __, 1996

Ladies and Gentlemen:

Dynamic Healthcare Technologies, Inc. (the "Company"), a corporation formed pursuant to the laws of the State of Florida, and certain of its shareholders (the "Selling Shareholders"), are offering for sale to the public an aggregate of 5,000,000 shares of the $.01 par value common stock of the Company ("Common Stock") together with up to an additional 750,000 shares of Common Stock to cover over-allotments, if any (collectively, the "Shares"):

         1. The Offering. The several underwriters named in the enclosed Prospectus (the "Underwriters"), on whose behalf we are acting as Representatives, have severally agreed to purchase from the Company and the Selling Shareholders an aggregate of 5,000,000 Shares and have an option to purchase up to an additional 750,000 Shares to cover over-allotments, if any. The purchase is subject to the terms of an agreement among the several Underwriters, the Company and the Selling Shareholders (the "Underwriting Agreement"). The Shares are more fully described in the Prospectus. One or more of the several Underwriters, acting through us, are severally offering a portion of the Shares to certain dealers as principals (the "Selling Group"), subject to the terms and conditions stated herein and in the Underwriting Agreement, subject to modification or cancellation of the offering without notice, at the initial public offering price hereinafter set forth and on the cover page of the Prospectus (the "Authorized Public Offering Price") less concession (the "Selling Concession"). The Authorized Public Offering Price may be changed at any time or from time to time in our discretion without notice.

Authorized Public
Offering Price:                   $_____ per Share.

Dealer's Selling
Concession:                       $_____ per Share, payable or allowable as set
                                  forth below.

Reallowance:                      You may reallow not in excess of $____ per
                                  Share as a Selling Concession to dealers who
                                  are members in good standing of the National
                                  Association of Securities Dealers, Inc.
                                  ("NASD").
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Delivery
and Payment:                      _____________ __, 1996, or such other date as
                                  we advise you, by certified or bank cashier's check payable to the order of Raymond James &
                                  Associates, Inc. against delivery of the Shares. Shares shall be paid for in full at the Authorized Public Offering Price or, if we so advise you, at such price less the dealer's Selling Concession. If payment is at the Authorized Public Offering Price, the concession will be paid to you upon termination of this Agreement.

Termination:                      This Agreement will terminate 30 days from
                                  its date unless sooner terminated or extended by us.

         2. Sales to and by Selected Dealers. Members of the Selling Group may immediately offer Shares for sale and take orders therefor at the Authorized Public Offering Price, subject to confirmation and allotment by us. We, in turn, are prepared to receive orders, subject to confirmation and allotment by us. We reserve the right to reject any order in whole or in part or to allot fewer than the number of Shares for which application is made. Orders transmitted by telephone should be confirmed by letter or telegram.

         3. Offering Provisions.  By becoming a member of the Selling
Group, you agree (a) to take up and pay for Shares allotted and confirmed to you, (b) not to use any such Shares to reduce or cover any short position you may have, (c) to comply with all of the rules and regulations of the NASD, and
(d) upon our request, to advise us of the number of Shares purchased from us as representatives of the Selling Group remaining unsold by you and to resell to us any and all such unsold Shares at the prices stated above, less all of such part of the concession allowed you as we may determine.

         4. Shares to be Placed for Investment. It is assumed that the Shares sold by you will be effectively placed for investment. If we purchase in the open market, for the account of any Underwriter, Shares sold to you and not effectively placed for investment, we may not allow you the dealer's concession on the Shares so purchased or, if such concession has theretofore been allowed you, you agree to pay it to us on demand.

         5. Purchases and Sales Permitted. Each Underwriter has consented that we, for our own account as Underwriters, in our discretion, may make purchases and sales of the Shares. You further agree that until termination of this Agreement, you will not make purchases or sales of any Shares except (a) pursuant to this Agreement, (b) purchases authorized by us, or (c) in the ordinary course of business as broker or agent for a customer pursuant to an unsolicited order.

         6. Public Advertisement of Offering. It is expected that public advertisement of the offering of the Shares will be made on or about the date hereof. After the date of appearance on

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such advertisement, but not before, you are free to advertise over your own name and at your own expense and risk.

         7. Offering of Shares. The Shares are offered by us for delivery when, as, and if sold and accepted by the Underwriters and subject to the terms stated herein and in the Underwriting Agreement and Prospectus, to our right to vary the concession and terms of the offering after their release for public sale, to the approval of counsel as to legal matters, and to withdrawal, cancellation, or modification of the offer without notice.

         8. Position of Selected Dealers and Underwriters.  You represent
(a) that you are a member in good standing of the NASD, or, (b) if a foreign dealer not eligible for membership in the NASD, that you will not make any sales within the United States, its territories, or possessions or to persons who are citizens thereof or resident therein, and in making other sales to comply with the NASD's Rules of Fair Practice as if you were a member. You represent that you will comply with the "Free-Riding and Withholding" interpretation of the Board of Governors of the NASD. You are not authorized to give any information or make any representations other than as contained in the Prospectus, or to act as agent for any Underwriter or for us. Nothing will constitute the Selling Group as an association or other separate entity or partners with the several Underwriters, with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. Neither we nor any Underwriter will be under any liability to you, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act of 1933, as amended. No obligations on our part will be implied or inferred herefrom.

         9. Blue Sky Matters.  Neither we nor any of the other
Underwriters will have any responsibility with respect to the right of any dealer to sell the Shares in any jurisdiction, notwithstanding any information that we may furnish in that connection. Upon application to us, you will be informed as to the states in which we have been advised by counsel that the Shares have been qualified for sale or are exempt under the respective Blue Sky or securities laws of such states. You agree that you will not offer or sell such Shares in violation of any applicable law, including, but not limited to, the Blue Sky or securities laws of any state or jurisdiction in which such Shares are offered or sold by you.

         10. Delivery of Prospectus. You and we agree to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended. Additional copies of the Prospectus will be supplied to you in reasonable quantity upon request.

         11. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Florida.

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         If you desire to become a member of the Selling Group, please advise to that effect immediately by telegram and sign and return the enclosed copy of this letter to Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.


                               Very truly yours,

                               RAYMOND JAMES & ASSOCIATES, INC.
                               As Representative of the Several Underwriters


                               By:
                                  --------------------------------------------


Confirmed as of the above date:


- ------------------------------    VECTOR SECURITIES INTERNATIONAL, INC.
          (Firm Name)             As Representative of the Several Underwriters

- ------------------------------    By:
       (Street Address)              --------------------------------------

- ------------------------------
  (City, State and Zip Code)

By:
   ---------------------------

- ------------------------------
           (Title)


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